TCW Private Asset Income Fund
(the “Fund”)
Supplement dated June 1, 2026 to the Fund’s Prospectus and Statement of Additional Information (“SAI”),
each dated April 30, 2026, as supplemented
This Supplement provides new information beyond that contained in the Prospectus and SAI and should be read in conjunction with such documents.
The purpose of this Supplement is to add Class A share sales charge breakpoints, contingent deferred sales charge provisions, rights of accumulation, statement of intention (letter of intent) provisions, and related sales charge reduction and waiver disclosure to the Class A shares of beneficial interest (“Class A Shares”) of the Fund, in order to facilitate the offering of the Fund’s Class A Shares through additional financial intermediary platforms. The maximum aggregate Class A sales load disclosed in the Prospectus is not changed by this Supplement. In connection with the foregoing, the Prospectus and SAI are amended as follows:

1.	The table on cover page (iii) of the Fund’s Prospectus is deleted in its entirety and replaced with the following:

	Offering Price to the Public(1)	Maximum Front‑End Sales Load(2)(3)	Proceeds to Us, Before Expenses(2)
Class A Shares, per Share	Current NAV plus sales load, if applicable	3.50%	Amount invested at NAV
Class I Shares, per Share	Current NAV	None	Amount invested at NAV
Class I‑3 Shares, per Share	Current NAV	None	Amount invested at NAV

(1)
The Shares are continuously offered at current NAV, which will fluctuate. The Fund has received, from the U.S. Securities and Exchange Commission (the “SEC”), an exemptive order that permits the Fund to offer more than one class of Shares. The Fund offers three classes of Shares, designated as Class A Shares, Class I Shares, and Class I‑3 Shares.

(2)
Class A Share investments may be subject to a maximum sales charge of 3.50%. Such sales load will not form part of an investor’s investment in the Fund. The Fund pays a distribution and/or shareholder servicing fee equal to 0.75% per annum of the average daily value of the Fund’s net assets for Class A Shares, accrued daily and payable monthly, to TCW Funds Distributors LLC (the “Distributor”), subject to Financial Industry Regulatory Authority, Inc. (“FINRA”) limitations on underwriting compensation. No distribution and/or shareholder servicing fee is paid with respect to Class I or Class I‑3 Shares. The total amount that is paid over time for other underwriting compensation depends on the average length of time for which Shares remain outstanding, the term over which such amount is measured and the performance of the Fund’s investments. The Fund also pays or reimburses certain organization and offering expenses, including, subject to FINRA limitations on underwriting compensation, certain wholesaling expenses. See “Distribution Agreement” and “Use of Proceeds.” Proceeds are calculated before deducting distribution and/or shareholder servicing fees or organization and offering expenses payable by us, which are paid over time.

(3)	Investments in Class A Shares of $500,000 or more will be subject to a 1.00% contingent deferred sales charge if the shares are sold within 18 months of purchase.

2.	The Shareholder Expenses Table in the “SUMMARY OF FEES AND EXPENSES” section of the Fund’s Prospectus is deleted in its entirety and replaced with the following:

SUMMARY OF FEES AND EXPENSES
The following table illustrates the aggregate fees and expenses that the Fund expects to incur and that Shareholders can expect to bear directly or indirectly. You may qualify for sales charge discounts on Class A Shares if you and your family invest, or agree to invest in the future, at least $100,000 in the Fund. More information about these and other discounts is available from your financial professional and in the “SALES CHARGES” and “SALES CHARGE REDUCTIONS AND WAIVERS” sections of the Prospectus.

SHAREHOLDER TRANSACTION EXPENSES	Class A Shares		Class I Shares	Class I‑3 Shares
Maximum initial sales charge (load) imposed on purchases (as a percentage of offering price)	3.50	%(1)	None	None

Maximum deferred sales charge (load) (as a percentage of offering price or repurchase proceeds, whichever is lower)	1.00	%(2)	None	None

Repurchase fee (as a percentage of amount repurchased)	None		None	None

ANNUAL FUND EXPENSES(3)	Class A Shares	Class I Shares	Class I‑3 Shares
(as a percentage of average net assets attributable to Shares)
Management Fee	1.00%	1.00%	1.00%

Distribution and Shareholder Servicing Fee	0.75%	None	None

Other Expenses(4)	571.99%	0.90%	81.54%

Acquired Fund Fees and Expenses	0.03%	0.03%	0.03%

Total Annual Fund Expenses(4)(5)	573.77%	1.93%	82.57%

Expense Reimbursement(6)	(571.12)%	(0.02)%	(80.45)%

Total Annual Fund Expenses After Expense Reimbursement(5)(6)(7)	2.65%	1.91%	2.12%

(1)
Investors purchasing Class A Shares may be charged a sales load of up to 3.50% of the investment amount. The table assumes the maximum sales load is charged. The Distributor may, in its discretion, waive all or a portion of the sales load for certain investors. See “Distribution Agreement.”

(2)	Investments in Class A Shares of $500,000 or more will be subject to a 1.00% contingent deferred sales charge if the Shares are sold within 18 months of purchase.
(3)
The Fund commenced operations on April 1, 2025 and has not completed a full fiscal year. The expenses shown are annualized based on the Fund’s operating expenses since its commencement. Actual expenses may differ from those shown.

(4)
Because the Fund has not completed a full fiscal year of operations and certain classes have low average net assets, gross expenses, expressed as a percentage of net assets, appear unusually high and may not be representative of the Fund’s operating expenses on a going-forward basis.

(5)
The “Total Annual Fund Expenses” and “Total Annual Fund Expenses After Expense Reimbursement” do not correlate to the corresponding ratios included in the Fund’s Financial Highlights for each class of Shares because those ratios do not reflect indirect expenses, such as “Acquired Fund Fees and Expenses.”

(6)
The Adviser and the Fund have entered into the One‑Year Expense Limitation Agreement and the Ten‑Year Expense Limitation Agreement in respect of each of Class A Shares, Class I Shares, and Class I‑3 Shares. Under the Expense Limitation Agreements, the Adviser has contractually agreed until the date that is twelve months from the date of this Prospectus, with respect to the One‑Year Expense Limitation Agreement, and the date that is ten years from the date of this Prospectus, with respect to the Ten‑Year Expense Limitation Agreement, to waive, pay, absorb or reimburse all or a portion of the Fund’s fees and other expenses, including its initial organizational and offering expenses, to the extent necessary to maintain the Fund’s total annualized fund operating expenses in respect of each class (excluding any advisory or management fees, distribution‑related and shareholder servicing fees and expenses, expenses attributable to interest and other financing costs, expenses related to litigation and potential litigation, investment expenses (such as brokerage expenses, fees and expenses of outside legal counsel or third-party consultants, due diligence-related fees, loan origination fees, loan servicing fees, loan collection and administration fees, and other costs, expenses and liabilities with respect to consummated and unconsummated investments), acquired fund fees and expenses, taxes and extraordinary or non‑routine expenses, if any) at the level of 0.70% of the NAV of Class A Shares and Class I Shares and 0.89% of the NAV of Class I‑3 Shares, with respect to the One‑Year Expense Limitation Agreement, and at the level of 4.00% of the NAV for each of Class A Shares, Class I Shares and Class I‑3 Shares, with respect to the Ten‑Year Expense Limitation Agreement.

In consideration of the Adviser’s agreement to waive fees and/or reimburse the Fund’s operating expenses under the Expense Limitation Agreements, the Fund has agreed to repay the Adviser, to the extent approved by the Independent Trustees, in the amount of any waived fees and Fund expenses reimbursed in respect of each of Class A Shares, Class I Shares, and Class I‑3 Shares subject to the limitation that a reimbursement will be made only if and to the extent that: (i) it is payable not more than three years from the date on which the applicable waiver or expense payment was made by the Adviser; and (ii) the Adviser Recoupment does not cause the Fund’s total annual operating expenses (on an annualized basis and net of any reimbursements received by the Fund during such fiscal year) during the applicable quarter to exceed the Expense Cap of such class. The Adviser Recoupment for a class of Shares will not cause Fund expenses in respect of that class to exceed the applicable Expense Cap either (i) at the time of the waiver or (ii) at the time the Adviser Recoupment is approved by the Independent Trustees. The Expense Limitation Agreements may be terminated by the Board, including a majority of the Independent Trustees, upon written notice to the Adviser. The Expense Limitation Agreements may not be terminated by the Adviser without the consent of the Board, including a majority of the Independent Trustees.
(7)
The Adviser has additionally agreed to contractually waive 50% of all management fees payable to the Adviser pursuant to the Investment Advisory Agreement, such that the Adviser shall be entitled to a management fee computed and payable monthly at the annual rate of 0.50% of the value of the Fund’s average daily net assets (subject to the terms of such Investment Advisory Agreement) until August 25, 2026, unless the Board approves its earlier termination. Amounts waived pursuant to the Management Fee Waiver are not subject to recoupment.

3.	The sub‑section titled “Sales Charge—Class A Shares” of the “DISTRIBUTION AGREEMENT” section of the Prospectus is deleted in its entirety.

4.	The following new section, captioned “SALES CHARGES,” is added immediately following the “DISTRIBUTION AGREEMENT” section of the Prospectus:

SALES CHARGES
The initial sales charge you pay each time you buy Class A Shares differs depending upon the amount you invest and may be reduced or eliminated for larger purchases as indicated below. The “offering price,” the price you pay to buy Shares, includes any applicable sales charge, which will be deducted directly from your investment. Shares acquired through reinvestment of dividends or capital gain distributions are not subject to an initial sales charge.

	Sales charge as a percentage of:
Investment	Offering price	Net amount invested
Less than $100,000	3.50%	3.63%
$100,000 but less than $250,000	2.00%	2.04%
$250,000 but less than $500,000	1.00%	1.01%
$500,000 or more and certain other investments described below	None	None
The sales charge, expressed as a percentage of the offering price or the net amount invested, may be higher or lower than the percentages described in the table above due to rounding. This is because the dollar amount of the sales charge is determined by subtracting the net asset value of the Shares purchased from the offering price, which is calculated to two decimal places using standard rounding criteria. The impact of rounding will vary with the size of the investment and the net asset value of the Shares. Similarly, any contingent deferred sales charge paid by you on investments in Class A Shares may be higher or lower than the 1.00% charge described below due to rounding.
Except as provided below, investments in Class A Shares of $500,000 or more will be subject to a 1.00% contingent deferred sales charge if the Shares are sold within 18 months of purchase. The contingent deferred sales charge is based on the original purchase cost or the current market value of the Shares being repurchased, whichever is less.
Class A Share Purchases Not Subject To Sales Charges
The following investments are not subject to any initial or contingent deferred sales charge if the Transfer Agent is properly notified of the nature of the investment:

•
investments made by accounts held at the Transfer Agent that are no longer associated with a financial professional may invest in Class A Shares without a sales charge. This includes retirement plans investing in Class A Shares, where the plan is no longer associated with a financial professional. SIMPLE IRAs and 403(b) custodial accounts that are aggregated at the plan level for Class A sales charge purposes are not eligible to invest without a sales charge under this policy.

The Distributor may pay dealers a commission of up to 0.75% on investments made in Class A Shares with no initial sales charge. The Fund may reimburse the Distributor for these payments through its plan of distribution (see “DISTRIBUTION AGREEMENT” in this Prospectus).
If requested, Class A Shares will be sold at net asset value to:

1.
currently registered representatives and assistants directly employed by such representatives, retired registered representatives with respect to accounts established while active, or full-time employees (collectively, “Eligible Persons”) (and their (a) spouses or equivalents if recognized under local law, (b) parents and children, including parents and children in step and adoptive relationships, sons‑in‑law and daughters‑in‑law, and (c) parents‑in‑law, if the Eligible Persons or the spouses, children or parents of the Eligible Persons are listed in the account registration with the parents‑in‑law) of dealers who have sales agreements with TCW (or who clear transactions through such dealers), plans for the dealers, and plans that include as participants only the Eligible Persons, their spouses, parents and/or children;

2.
the supervised persons of currently registered investment advisory firms (“RIAs”) and assistants directly employed by such RIAs, retired supervised persons of RIAs with respect to accounts established while a supervised person (collectively, “Eligible Persons”) (and their (a) spouses or equivalents if recognized under local law, (b) parents and children, including parents and children in step and adoptive relationships, sons‑in‑law and daughters‑in‑law and (c) parents‑in‑law, if the Eligible Persons or the spouses, children or parents of the Eligible Persons are listed in the account registration with the parents‑in‑law) of RIA firms that are authorized to sell Shares of the funds, plans for the RIA firms, and plans that include as participants only the Eligible Persons, their spouses, parents and/or children;

3.	insurance company separate accounts;
4.	accounts managed by subsidiaries of TCW;
5.	an individual or entity with a substantial business relationship with TCW or its affiliates, or an individual or entity related or relating to such individual or entity;
6.
wholesalers and full-time employees directly supporting wholesalers involved in the distribution of insurance company separate accounts whose underlying investments are managed by any affiliate of TCW;

7.	full-time employees of banks that have sales agreements with TCW who are solely dedicated to directly supporting the sale of mutual funds; and
8.	current or former clients of TCW and their family members who purchase their Shares through TCW or the Transfer Agent.
Shares are offered at net asset value to these persons and organizations due to anticipated economies in sales effort and expense. Once an account is established under this net asset value privilege, additional investments can be made at net asset value for the life of the account. Depending on the financial intermediary holding your account, these privileges may be unavailable. Please consult your financial intermediary for further information.
Certain other investors may qualify to purchase Shares without a sales charge, such as employees of TCW and its affiliates. Please see the statement of additional information for further details.
Contingent Deferred Sales Charges
Shares acquired through reinvestment of dividends or capital gain distributions are not subject to a contingent deferred sales charge. In addition, the contingent deferred sales charge may be waived in certain circumstances. See “Contingent Deferred Sales Charge Waivers” in the “Sales Charge Reductions and Waivers” section of this Prospectus. For purposes of determining the contingent deferred sales charge, if you request that the Fund repurchase only some of your Shares, Shares that are not subject to any contingent deferred sales charge will be repurchased first, followed by Shares that you have owned the longest.

5.	The following new section, captioned “SALES CHARGE REDUCTIONS AND WAIVERS,” is added immediately following the new “SALES CHARGES” section of the Prospectus:
SALES CHARGE REDUCTIONS AND WAIVERS
To receive a reduction in your Class A initial sales charge, you must let your financial professional or the Transfer Agent know at the time you purchase Shares that you qualify for such a reduction. If you do not let your financial professional or the Transfer Agent know that you are eligible for a reduction, you may not receive the sales charge discount to which you are otherwise entitled. In order to determine your eligibility to receive a sales charge discount, it may be necessary for you to provide your financial professional or the Transfer Agent with information and records (including account statements) of all relevant accounts invested in eligible shares of other registered investment companies managed by TCW (“TCW Funds”). You may need to invest directly through the Transfer Agent in order to receive the sales charge waivers described in this Prospectus. Investors should consult their financial intermediary for further information. Certain financial intermediaries that distribute Shares of the Fund may impose different sales charge waivers than those described in this Prospectus. Please contact the applicable intermediary to ensure that you understand the steps you must take in order to qualify for any available waivers or discounts.

In addition to the information in this Prospectus, you may obtain more information about Share classes, sales charges and sales charge reductions and waivers from the statement of additional information or from your financial professional.
Reducing Your Class A Initial Sales Charge
Consistent with the policies described in this Prospectus, you and your “immediate family” (your spouse — or equivalent, if recognized under local law, your children under the age of 21 or disabled adult dependents covered by the Achieving a Better Life Experiences (ABLE) Act) may combine all of your investments in TCW Funds to reduce Class A sales charges. In addition, two or more retirement plans of an employer or employer’s affiliates may combine all of their investments in TCW Funds to reduce Class A sales charges.
Following are different ways that you may qualify for a reduced Class A sales charge:
Aggregating Accounts. To receive a reduced sales charge, investments made by you and your immediate family (see above) may be aggregated if made for your own account(s) and/or certain other accounts, such as:

•
individual-type employee benefit plans, such as an IRA, single-participant Keogh-type plan, or a participant account of a 403(b) plan that is treated as an individual-type plan for sales charge purposes;

•	SEP and SIMPLE IRA accounts in plans established after November 15, 2004, by an employer adopting any plan document other than a prototype plan produced by TCW or an affiliate;

•	business accounts solely controlled by you or your immediate family (for example, you own the entire business);

•
trust accounts established by you or your immediate family (for trusts with only one primary beneficiary, upon the trustor’s death the trust account may be aggregated with such beneficiary’s own accounts; for trusts with multiple primary beneficiaries, upon the trustor’s death the trustees of the trust may instruct the Transfer Agent to establish separate trust accounts for each primary beneficiary; each primary beneficiary’s separate trust account may then be aggregated with such beneficiary’s own accounts); or

•	endowments or foundations established and controlled by you or your immediate family; or
Individual purchases by a trustee(s) or other fiduciary(ies) may also be aggregated if the investments are:

•	for a single trust estate or fiduciary account, including employee benefit plans other than the individual-type employee benefit plans described above;

•	made for two or more employee benefit plans of a single employer or of affiliated employers as defined in the 1940 Act, excluding the individual-type employee benefit plans described above;

•	for a diversified common trust fund or other diversified pooled account not specifically formed for the purpose of accumulating fund Shares; or

•
for nonprofit, charitable or educational organizations, or any endowments or foundations established and controlled by such organizations, or any employer-sponsored retirement plans established for the benefit of the employees of such organizations, their endowments, or their foundations.

Purchases made for nominee or street name accounts (securities held in the name of an investment dealer or another nominee such as a bank trust department instead of the customer) may not be aggregated with those made for other accounts and may not be aggregated with other nominee or street name accounts unless otherwise qualified as described above.
Joint accounts may be aggregated with other accounts belonging to the primary owner and/or his or her immediate family. The primary owner of a joint account is the individual responsible for taxes on the account.
Investments made through employer-sponsored retirement plan accounts will not be aggregated with individual-type accounts.
Concurrent Purchases. Unless noted otherwise in this Prospectus, you may reduce your Class A sales charge by combining simultaneous purchases (including, upon your request, purchases for gifts) of all eligible classes of shares in TCW Funds.

Rights of Accumulation. Subject to the limitations described in the aggregation policy, you may take into account your accumulated holdings in all eligible share classes of TCW Funds to determine your Class A sales charge on investments in accounts eligible to be aggregated. Subject to your investment dealer’s or recordkeeper’s capabilities, your accumulated holdings will be calculated as the higher of (a) the current value of your existing holdings (the “market value”) as of the day prior to your TCW Funds investment or (b) the amount you invested (including reinvested dividends and capital gains, but excluding capital appreciation) less any withdrawals (the “cost value”). Depending on the entity on whose books your account is held, the value of your holdings in that account may not be eligible for calculation at cost value. For example, accounts held in nominee or street name may not be eligible for calculation at cost value and instead may be calculated at market value for purposes of rights of accumulation.
The value of all of your holdings in accounts established in calendar year 2005 or earlier will be assigned an initial cost value equal to the market value of those holdings as of the last business day of 2005. Thereafter, the cost value of such accounts will increase or decrease according to actual investments or withdrawals. You must contact your financial professional or the Transfer Agent if you have additional information that is relevant to the calculation of the value of your holdings.
If you make a gift of Class A shares of a TCW Fund, upon your request, you may purchase the shares at the sales charge discount allowed under rights of accumulation of all of your investments in TCW Funds.
You should retain any records necessary to substantiate the historical amounts you have invested.
Statement of Intention. You may reduce your Class A sales charge by establishing a statement of intention (also referred to as a letter of intent). A statement of intention is a nonbinding commitment that allows you to combine purchases of all eligible share classes that you intend to make over a 13‑month period to determine the applicable sales charge; however, purchases made under a right of reinvestment, appreciation of your holdings, and reinvested dividends and capital gains do not count as purchases made during the statement period. With respect to Class A sales charges, a statement of intention may include eligible shares of all TCW Funds other than TCW Central Cash Fund.
The statement of intention period starts on the date on which your first purchase made toward satisfying the statement of intention is processed. Your accumulated holdings (as described and calculated under “Rights of Accumulation” above) eligible to be aggregated as of the day immediately before the start of the statement period may be credited toward satisfying the statement of intention. In addition, any Class A Shares purchased within the 90 days prior to the date you sign the statement of intention may be applied as credit toward completion of the statement of intention; however, the reduced sales charge will apply only to new purchases made on or after the date you sign the statement of intention. A portion of your account may be held in escrow to cover additional Class A sales charges that may be due if your total purchases over the statement period do not qualify you for the applicable sales charge reduction. Employer-sponsored retirement plans are restricted from establishing statements of intention.
You may revise the commitment you have made in your statement of intention upward at any time during the statement of intention period. If your prior commitment has not been met by the time of the revision, the statement of intention period during which purchases must be made will remain unchanged. Purchases made from the date of the revision will receive the reduced sales charge, if any, resulting from the revised statement of intention. If your prior commitment has been met by the time of the revision, your original statement of intention will be considered met and a new statement of intention will be established.
The statement of intention will be considered completed if the shareholder dies within the 13‑month statement of intention period. Commissions to dealers will not be adjusted or paid on the difference between the statement of intention amount and the amount actually invested before the shareholder’s death.
When a shareholder elects to use a statement of intention, Shares equal to 5% of the dollar amount specified in the statement of intention may be held in escrow in the shareholder’s account out of the initial purchase (or subsequent purchases, if necessary) by the Transfer Agent. All dividends and any capital gain distributions on Shares held in escrow will be credited to the shareholder’s account in Shares (or paid in cash, if requested). If the intended investment is not completed within the specified statement of intention period the investments made during the statement period will be adjusted to reflect the difference between the sales charge actually paid and the sales charge which would have been paid if the total of such purchases had been made at a single time. Any dealers assigned to the shareholder’s account at the time a purchase was made during the statement period will receive a corresponding commission adjustment if appropriate.
Shareholders purchasing Shares at a reduced sales charge under a statement of intention indicate their acceptance of these terms and those in the Prospectus with their first purchase.
If you establish a statement of intention, you may aggregate your accounts with the accounts of your immediate family members (as defined above) for purposes of satisfying the statement of intention. You must provide written instruction to the Transfer Agent identifying the other accounts whose purchases should be considered in fulfillment of the statement of intention.
Right of Reinvestment. With respect to Class A Shares, if you notify the Transfer Agent prior to the time of reinvestment, you may reinvest proceeds from a repurchase, dividend payment or capital gain distribution without a sales charge in the Fund or other TCW Funds, provided that the reinvestment occurs within 90 days after the date of the repurchase, dividend payment or distribution and is made into the same account from which the Shares were repurchased or from which you received the dividend payment or distribution. If the account has been closed, you may reinvest without a sales charge if the new receiving account has the same registration as the closed account and the reinvestment is made within 90 days after the date of repurchase, dividend payment or distribution.
Proceeds from a repurchase and all dividend payments and capital gain distributions will be reinvested in the same share class from which the original repurchase, dividend payment or distribution was made. Any contingent deferred sales charge will be credited to your account.
Proceeds will be reinvested at the next calculated net asset value after your request is received by the Transfer Agent, provided that your request contains all information and legal documentation necessary to process the transaction. For purposes of this “right of reinvestment policy,” automatic transactions (including, for example, automatic purchases and payroll deductions) and ongoing retirement plan contributions are not eligible for investment without a sales charge. Depending on the financial intermediary holding your account, your reinvestment privileges may be unavailable or differ from those described in this Prospectus. Investors should consult their financial intermediary for further information.
Contingent Deferred Sales Charge Waivers. The contingent deferred sales charge on Class A Shares will be waived in the following cases:

•	permitted exchanges of Shares, except if Shares acquired by exchange are then repurchased within the period during which a contingent deferred sales charge would apply to the initial Shares purchased;

•	repurchases due to death or post-purchase disability of the shareholder (this generally excludes accounts registered in the names of trusts and other entities);

•
in the case of joint tenant accounts, if one joint tenant dies, a surviving joint tenant, at the time he or she notifies the Transfer Agent of the other joint tenant’s death and removes the decedent’s name from the account, may redeem Shares from the account without incurring a contingent deferred sales charge; however, redemptions made after the Transfer Agent is notified of the death of a joint tenant will be subject to a contingent deferred sales charge;

•	repurchases due to the complete termination of a trust upon the death of the trustor/grantor or beneficiary, but only if such termination is specifically provided for in the trust document;

•	Shares repurchased at the discretion of the Transfer Agent for accounts that do not meet the Fund’s minimum investment requirements, as described in this Prospectus; and

•	required minimum distributions taken from retirement accounts in accordance with IRS regulations, if they do not exceed 12% of the value of an account annually.
For purposes of this paragraph, “account” means your investment in the Class A Shares of the Fund.

The contingent deferred sales charge on Class A Shares may be waived in cases where the Transfer Agent determines the benefit to the Fund of collecting the contingent deferred sales charge would be outweighed by the cost of applying it.
Contingent deferred sales charge waivers are allowed only in the cases listed here and in the SAI.
To have your contingent deferred sales charge waived, you must inform your financial professional or the Transfer Agent at the time you redeem Shares that you qualify for such a waiver.
Moving Between Accounts
Investments in the Fund by certain account types may be moved to other account types without incurring additional sales charges. These transactions include:

•	repurchase proceeds from a non‑retirement account (for example, a joint tenant account) used to purchase Fund Shares in an IRA or other individual-type retirement account;

•	required minimum distributions from an IRA or other individual-type retirement account used to purchase Fund Shares in a non‑retirement account; and

•	death distributions paid to a beneficiary’s account that are used by the beneficiary to purchase Fund Shares in a different account.
These privileges are generally available only if your account is held directly with the Transfer Agent or if the financial intermediary holding your account has the systems, policies and procedures to support providing the privileges on its systems. Investors should consult their financial intermediary for further information.

6.	The following new section, captioned “SALES CHARGES,” is added immediately following the “TRUSTEES AND OFFICERS” section of the SAI:
SALES CHARGES
Class A Purchases
Class A Shares may be offered at net asset value to companies exchanging securities with the Fund through a merger, acquisition or exchange offer and to certain individuals meeting the criteria described in the Prospectus.
Moving between accounts
Investments in the Fund or other registered investment companies managed by TCW (as defined herein) or its affiliates (“TCW Funds”) by certain account types may be moved to other account types without incurring additional Class A sales charges. These transactions include:

•	repurchase proceeds from a non‑retirement account (for example, a joint tenant account) used to purchase Fund Shares in an IRA or other individual-type retirement account;

•	required minimum distributions from an IRA or other individual-type retirement account used to purchase Fund Shares in a non‑retirement account; and

•	death distributions paid to a beneficiary’s account that are used by the beneficiary to purchase Fund Shares in a different account.
These privileges are generally available only if your account is held directly with the Transfer Agent (as defined herein) or if the financial intermediary holding your account has the systems, policies and procedures to support providing the privileges on its systems. Investors should consult their financial intermediary for further information.
Loan repayments
Repayments on loans taken from a retirement plan are not subject to sales charges if the Transfer Agent is notified of the repayment.

Dealer commissions and compensation
Commissions are paid to dealers who initiate and are responsible for certain Class A share purchases not subject to initial sales charges.
In the case of Class A Shares, commissions (up to 0.75%) are paid on purchases that consist of purchases of $500,000 or more. Commissions on such Class A investments are paid to dealers at the following rates: 0.75% on amounts of at least $500,000 but less than $10 million, 0.50% on amounts of at least $10 million but less than $25 million and 0.25% on amounts of at least $25 million.
Commissions are based on cumulative investments over the life of the account with no adjustment for redemptions, transfers, or market declines. For example, if a shareholder has accumulated investments in Class A shares in excess of $10 million (but less than $25 million) and subsequently redeems all or a portion of the account(s), purchases following the redemption will generate a dealer commission of 0.50%.

7.	The following new section, captioned “SALES CHARGE REDUCTIONS AND WAIVERS,” is added immediately following the new “SALES CHARGES” section of the SAI:
SALES CHARGE REDUCTIONS AND WAIVERS
Reducing your Class A Sales Charge
As described in the Prospectus, there are various ways to reduce your sales charge when purchasing Class A Shares. Additional information about Class A sales charge reductions is provided below.
Statement of Intention
By establishing a statement of intention (the “Statement”), you enter into a nonbinding commitment to purchase eligible shares of certain funds over a 13‑month period and receive the same sales charge (expressed as a percentage of your purchases) as if all shares had been purchased at once, unless the Statement is upgraded as described below. With respect to Class A sales charges, a statement of intention may include eligible shares of all TCW Funds other than TCW Central Cash Fund.
The Statement period starts on the date on which your first purchase made toward satisfying the Statement is processed. Your accumulated holdings (as described in the paragraph below titled “Rights of Accumulation”) eligible to be aggregated as of the day immediately before the start of the Statement period may be credited toward satisfying the Statement. In addition, any Class A Shares purchased within the 90 days prior to the date you sign the Statement may be applied as credit toward completion of the Statement; however, the reduced sales charge will apply only to new purchases made on or after the date you sign the Statement. Shareholders may aggregate their accounts with the accounts of their immediate family members for purposes of satisfying the Statement upon delivery of written instructions to the Transfer Agent identifying the other accounts to be included.
You may revise the commitment you have made in your Statement upward at any time during the Statement period. If your prior commitment has not been met by the time of the revision, the Statement period during which purchases must be made will remain unchanged. Purchases made from the date of the revision will receive the reduced sales charge, if any, resulting from the revised Statement. If your prior commitment has been met by the time of the revision, your original Statement will be considered met and a new Statement will be established.
The Statement will be considered completed if the shareholder dies within the 13‑month Statement period. Commissions to dealers will not be adjusted or paid on the difference between the Statement amount and the amount actually invested before the shareholder’s death.
When a shareholder elects to use a Statement, Shares equal to 5% of the dollar amount specified in the Statement may be held in escrow in the shareholder’s account out of the initial purchase (or subsequent purchases, if necessary) by the Transfer Agent. All dividends and any capital gain distributions on Shares held in escrow will be credited to the shareholder’s account in Shares (or paid in cash, if requested). If the intended investment is not completed within the specified Statement period the investments made during the statement period will be adjusted to reflect the difference between the sales charge actually paid and the sales charge which would have been paid if the total of such purchases had been made at a single time. Any dealers assigned to the shareholder’s account at the time a purchase was made during the Statement period will receive a corresponding commission adjustment if appropriate.
Shareholders purchasing Shares at a reduced sales charge under a Statement indicate their acceptance of these terms and those in the Prospectus with their first purchase.
The Statement period may be extended in cases where the Fund’s distributor determines it is appropriate to do so; for example in periods when there are extenuating circumstances such as a natural disaster that may limit an individual’s ability to meet the investment required under the Statement.
Aggregation
Class A sales charges may be reduced by combining all of your investments in TCW Funds. Qualifying investments for aggregation include purchases of eligible classes of shares of TCW Funds made by you and your “immediate family” as defined in the Prospectus, if all parties are purchasing shares for their own accounts and/or:

•
individual-type employee benefit plans, such as an IRA, single-participant Keogh-type plan, or a participant account of a 403(b) plan that is treated as an individual-type plan for sales charge purposes;

•	SEP and SIMPLE IRA accounts in plans established after November 15, 2004, by an employer adopting any plan document other than a prototype plan produced by TCW or an affiliate;

•	business accounts solely controlled by you or your immediate family (for example, you own the entire business);

•
trust accounts established by you or your immediate family (for trusts with only one primary beneficiary, upon the trustor’s death the trust account may be aggregated with such beneficiary’s own accounts; for trusts with multiple primary beneficiaries, upon the trustor’s death the trustees of the trust may instruct the Transfer Agent to establish separate trust accounts for each primary beneficiary; each primary beneficiary’s separate trust account may then be aggregated with such beneficiary’s own accounts); or

•	endowments or foundations established and controlled by you or your immediate family.
Individual purchases by a trustee(s) or other fiduciary(ies) may also be aggregated if the investments are:

•	for a single trust estate or fiduciary account, including employee benefit plans other than the individual-type employee benefit plans described above;

•	made for two or more employee benefit plans of a single employer or of affiliated employers as defined in the 1940 Act, excluding the individual-type employee benefit plans described above;

•	for a diversified common trust fund or other diversified pooled account not specifically formed for the purpose of accumulating Fund Shares; or

•
for nonprofit, charitable or educational organizations, or any endowments or foundations established and controlled by such organizations, or any employer-sponsored retirement plans established for the benefit of the employees of such organizations, their endowments, or their foundations.

Purchases made for nominee or street name accounts (securities held in the name of an investment dealer or another nominee such as a bank trust department instead of the customer) may not be aggregated with those made for other accounts and may not be aggregated with other nominee or street name accounts unless otherwise qualified as described above.
Joint accounts may be aggregated with other accounts belonging to the primary owner and/or his or her immediate family. The primary owner of a joint account is the individual responsible for taxes on the account.
Concurrent Purchases
As described in the Prospectus, you may reduce your Class A sales charge by combining simultaneous purchases of all eligible classes of shares in TCW Funds.

Rights of Accumulation
Subject to the limitations described in the aggregation policy, you may take into account your accumulated holdings in all eligible share classes of TCW Funds to determine your Class A sales charge on investments in accounts eligible to be aggregated. Subject to your investment dealer’s or recordkeeper’s capabilities, your accumulated holdings will be calculated as the higher of (a) the current value of your existing holdings (the “market value”) as of the day prior to your TCW Funds investment or (b) the amount you invested (including reinvested dividends and capital gains, but excluding capital appreciation) less any withdrawals (the “cost value”). Depending on the entity on whose books your account is held, the value of your holdings in that account may not be eligible for calculation at cost value. For example, accounts held in nominee or street name may not be eligible for calculation at cost value and instead may be calculated at market value for purposes of rights of accumulation.
The value of all of your holdings in accounts established in calendar year 2005 or earlier will be assigned an initial cost value equal to the market value of those holdings as of the last business day of 2005. Thereafter, the cost value of such accounts will increase or decrease according to actual investments or withdrawals.
You must contact your financial professional or the Transfer Agent if you have additional information that is relevant to the calculation of the value of your holdings.
If you make a gift of Class A shares of a TCW Fund, upon your request, you may purchase the shares at the sales charge discount allowed under rights of accumulation of all of your investments in TCW Funds.
CDSC Waivers for Class A Shares
As noted in the Prospectus, a contingent deferred sales charge (“CDSC”) will be waived for repurchases due to death or post-purchase disability of a shareholder (this generally excludes accounts registered in the names of trusts and other entities). In the case of joint tenant accounts, if one joint tenant dies, a surviving joint tenant, at the time he or she notifies the Transfer Agent of the other joint tenant’s death and removes the decedent’s name from the account, may redeem Shares from the account without incurring a CDSC. Repurchases made after the Transfer Agent is notified of the death of a joint tenant will be subject to a CDSC.
In addition, a CDSC will be waived for required minimum distributions taken from retirement accounts in accordance with IRS regulations, if they do not exceed 12% of the value of an “account” (defined below) annually (the “12% limit”). For purposes of this paragraph, “account” means your investment in the applicable class of shares of the particular fund from which you are making the redemption.
The CDSC on Class A Shares may be waived in cases where the Transfer Agent determines the benefit to the Fund of collecting the CDSC would be outweighed by the cost of applying it.
CDSC waivers are allowed only in the cases listed here and in the Prospectus.
Shareholders of the Fund should retain this Supplement for future reference.